Exhibit 99.8

Citigroup Inc.

A$50,000,000 Floating Rate Notes due 23 February 2009
under the
Programme for the issuance of
Medium Term Notes, Series M

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

1	Issuer:	Citigroup Inc.
2	Status of the Notes:	Senior
3	Currency:	Australian dollars
4	Aggregate Principal Amount:	A$50,000,000
5	Issue Date:	4 December 2006
6	Issue Price:	100.000%
7	Specified Denominations:	A$10,000 (the minimum subscription price for offers made in, to or from Australia must be at least A$500,000.)
8	Record Date:	The twelfth day before the relevant date for payment
9	Interest:	Interest bearing
(i) Interest Rate:
3 month AUD-BBR-BBSW plus 0.05% per annum

For the purposes of calculating the Interest Rate:

3 month AUD-BBR-BBSW means, for an Interest Period, the average mid rate for Bills having a tenor closest to the Interest Period as displayed on the “BBSW” page of the Reuters Monitor System on the first day of that Interest Period. However, if the average mid rate is not displayed by 10.30am on that day, or if it is displayed but there is an obvious error in that rate, 3 month AUD-BBR-BBSW means the rate set by the Issuer in good faith at approximately 10.30am on that day, having regard, to the extent possible, to the mid rate of the rates otherwise bid and offered for Bills of that tenor at or around that time;

Bill has the meaning given to that term in the Bills of Exchange Act 1909 of Australia and reference to the acceptance of a Bill is to be interpreted in accordance with that Act.

	(ii) Interest Payment Dates:	Each 23 February, 23 May, 23 August and 23 November beginning on 23 February 2007 and ending on the Maturity Date
	(iii) Interest Period End Dates:	Interest Payment Dates
	(iv) Day Count Fraction:	Actual/365 Fixed
	(v) Interest Commencement Date:	Issue Date
10	Applicable Business Day Convention:
	- for Interest Payment Dates:	Modified Following Business Day Convention
	- for Maturity Date:	Modified Following Business Day Convention
	- for Interest Period End Dates:	Modified Following Business Day Convention
	- any other date:	Modified Following Business Day Convention
11	Maturity Date:	23 February 2009
12	Maturity Redemption Amount:	Outstanding Principal Amount
13	Early Redemption:	Notes may be redeemed at the option of the Issuer for taxation reasons.
14	Early Redemption Amount:	Outstanding Principal Amount
15	Early Redemption Amount (Default):	Outstanding Principal Amount
16	ISIN:	AU3FN0001079
17	Form of Notes:	Registered